EXHIBIT 23.1

July 15, 2019

MaloneBailey, LLP

9801 Westheimer Rd., Suite 1100

Houston, TX 77042

In connection with your consent for the inclusion of your report on the financial statements of Barrel Energy, Inc. for the year ended September 30, 2017 that are to be included comparatively with similar statements for the year ended September 30, 2018 in the registration statement on Form S-1 proposed to be filed by Barrel Energy, Inc., we make the following representations:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Barrel Energy, Inc. as of September 30, 2018, and the related statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for the year then ended. Our procedures in connection with that engagement did not disclose any events or transactions subsequent to September 30, 2017 which, in our opinion, would have a material effect upon the financial statements, or which would require disclosure in the notes to the financial statements of Barrel Energy, Inc. for the year then ended.

We will notify you if anything comes to our attention prior to the date our report is issued that, in our judgment, would have a material effect upon the financial statements covered by your report.

Very truly yours,

Fruci & Associates II, PLLC